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Exhibit 99(a)(3)

LETTER TO DTC PARTICIPANTS

Navistar International Corporation

Offer To Purchase For Cash
Any and All Outstanding:

4.75% Subordinated Exchangeable Notes due 2009
(CUSIP Nos. 638902AL0 and 638902AM8)

and

Solicitation of Consents for
Amendments to the Related Indenture

  The tender offer and consent solicitation will expire at midnight, New York City time, on March 23, 2006, unless extended by Navistar (such time and date, as the same may be extended, the "Expiration Date").

        February 24, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Enclosed is an Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase") and the related Consent and Letter of Transmittal, relating to: (1) the offer by Navistar International Corporation, a Delaware corporation (the "Company" or "Navistar"), to purchase for cash any and all of its $220,000,000 outstanding 4.75% Subordinated Exchangeable Notes (the "Notes") at a purchase price equal to $1,000.00 per $1,000.00 of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased, which is expected to be $23.09 per $1,000.00 principal amount of the Notes; and (2) Navistar's solicitation, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Consent and Letter of Transmittal, of consents (collectively, the "Consents") from the holders of the Notes to (a) the adoption of the proposed amendments to the indenture under which the Notes were issued to eliminate substantially all of the restrictive covenants and specified affirmative covenants and to modify certain events of default and other provisions of the indenture, (b) the waiver of all prior and existing defaults and events of default under the indenture and (c) rescission of all prior and existing notices of default and acceleration, if any, delivered to Navistar pursuant to the indenture governing the Notes (collectively, the "Proposed Amendments"). Navistar is not offering any separate or additional payment for the Consents relating to the Notes. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

        To receive the purchase price, holders of Notes must tender Notes and provide the corresponding consents in the manner described in the Offer to Purchase and the related Consent and Letter of Transmittal on or before the Expiration Date. Navistar's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn in the tender offer and the effectiveness of the proposed amendments to the indenture governing the Notes are conditioned upon, among other things, the receipt of the Requisite Consents. Notes tendered and consents delivered in the tender offer and consent solicitation may be withdrawn at any time on or prior to the Expiration Date.

        Notwithstanding any other provision of the tender offer or the consent solicitation, the Company's obligation to accept for payment and to pay for Notes validly tendered pursuant to the tender offer is conditioned upon (1) the execution by the Company and the trustee of a supplemental indenture implementing the Proposed Amendments following receipt of the Requisite Consents with respect to the Notes (the "Requisite Consents Condition") and (2) the satisfaction or waiver of the following conditions on or prior to the Expiration Date: (a) the failure of Navistar's audit for the fiscal year ended October 31, 2005 to be completed (the "Audit Condition") and (b) the other conditions to the tender offer set forth in the Offer to Purchase. The most significant condition to the tender offer is the

Requisite Consents Condition. See "The Tender Offer and Consent Solicitation—Conditions of the Tender Offer" in the Offer to Purchase for a full description of conditions to the tender offer.

        Navistar reserves the right in its reasonable discretion (1) to waive any and all conditions to the tender offer, (2) to extend or terminate the tender offer and consent solicitation or (3) to otherwise amend the tender offer and consent solicitation in any respect. The Company will not accept for purchase, and pay for, Notes validly tendered and not validly withdrawn pursuant to the tender offer, unless the Requisite Consents Condition is satisfied. All conditions to the tender offer are more fully described in the Offer to Purchase under the caption "The Tender Offer and Consent Solicitation—Conditions of the Tender Offer."

        Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, promptly following the Expiration Date, Navistar will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the tender offer, such payment to be made by the deposit of immediately available funds by Navistar with Global Bondholder Services Corporation, the depositary for the tender offer.

        We are asking you to contact your clients for whom you hold Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Notes registered in their own name. You will be reimbursed by Navistar for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Navistar will pay all transfer taxes, if any, applicable to the tender of Notes, except as otherwise provided in the Offer to Purchase and the Consent and Letter of Transmittal.

        Enclosed is a copy of each of the following documents for forwarding to your clients:

  1.
  Offer to Purchase and Consent Solicitation Statement, dated February 24, 2006.

  2.
  A Consent and Letter of Transmittal for your use in the tender offer and the consent solicitation and for the information of your clients.

  3.
  A printed form of letter that may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer and the consent solicitation.

  4.
  A return envelope addressed to the depositary. DTC participants will be able to execute tenders and deliver Consents through the DTC Automated Tender Offer Program.

        Please note that the tender offer and consent solicitation will expire at the Expiration Date, which will be at midnight, New York City time, on March 23, 2006, unless extended. We urge you to contact your clients as promptly as possible in order to obtain their instructions.

        A Consent and Letter of Transmittal or an Agent's Message, together with a confirmation of book-entry transfer of Notes, must be received by the depositary on or before the Expiration Date with respect to holders wishing to receive the purchase price for the Notes.

        The Company, upon request, will reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Any questions or requests for assistance you have with respect to the tender offer and consent solicitation should be directed to Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC or Banc of America Securities LLC, as the dealer managers, or Global Bondholder Services Corporation, as the information agent, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase and the other tender offer materials may be directed to the Information Agent.

                      Very truly yours,

                      Navistar International Corporation

        Nothing herein or in the enclosed documents shall constitute you or any person as an agent for Navistar, the trustee or the depositary, or authorize you or any other person to make any statements on behalf of any of them with respect to the tender offer and consent solicitation, except for statements expressly made in the Offer to Purchase and the Consent and Letter of Transmittal.

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  Exhibit 99(a)(3)
Navistar International Corporation Offer To Purchase For Cash Any and All Outstanding: 4.75% Subordinated Exchangeable Notes due 2009 (CUSIP Nos. 638902AL0 and 638902AM8) and Solicitation of Consents for Amendments to the Related Indenture